EXHIBIT 23.1



CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of Pharmaceutical Product Development, Inc. and its subsidiaries of Form S-8 (File No. 333-20925) of our reports dated February 5, 1998, except as to the information presented in Note 20 for which the date is February 27, 1998, on our audits of the consolidated financial statements and financial statement schedules of Pharmaceutical Product Development, Inc. and its subsidiaries as of December 31, 1997 and 1996 and for the years then ended, which report is included in this annual report on Form 10-K. We also consent to the reference to our firm under the caption selected financial data.






COOPERS & LYBRAND L.L.P.



Raleigh, North Carolina
March 20, 1998